Exhibit 5
                                                             Page 9 of 58 Pages
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is dated as of October 24, 2000, by and between Harbourton Financial Corporation ("Harbourton") and Allstate Financial Corporation ("Allstate").

     WHEREAS, Harbourton and Allstate desire to combine their respective companies through a merger so that the respective shareholders of Harbourton and Allstate will have an equity ownership in the combined company;

     WHEREAS, it is intended that to accomplish this result, Harbourton will be merged with and into Allstate, with Allstate being the Surviving Corporation;

     WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code and this Agreement shall constitute a plan of reorganization pursuant to
Section 368 of the Code;

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parties' willingness to enter into this Agreement, Harbourton and each of the directors of Allstate, and Allstate and each of the directors of Harbourton, are entering into voting agreements in the forms attached hereto as Exhibits A and B, respectively; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Allstate's willingness to enter into this Agreement, each of the affiliates of Harbourton for purposes of Rule 145 of the Securities Act is entering into an affiliate agreement in the form attached hereto as Exhibit C;

     NOW, THEREFORE, in consideration of such inducements and of the mutual promises and agreements contained herein, the Parties agree as follows:


ARTICLE 1.  DEFINITIONS AND RULES OF INTERPRETATION

1.1. Definitions
----------------

     The following meanings shall apply for purposes of this Agreement.

     "Agreement" means this Agreement and Plan of Merger.

     "Allstate" means Allstate Financial Corporation, a Delaware corporation.

     "Allstate Dissenting Shares" means those shares of Allstate Common Stock of which the holders thereof have exercised their Dissenters' Rights.

     "Allstate Notes" means the 10% Convertible Subordinated Notes due September 30, 2003 issued by Allstate.


                                                            Page 10 of 58 Pages


     "Allstate Option Plans" means the Allstate 2000 Stock Option Plan and all prior stock option plans.

     "Alternative Proposal" means any bona fide written proposal, public announcement or filing with the SEC or any other Government Entity by any person other than a Party to engage in a merger, consolidation, purchase or lease of substantially all assets, purchase of securities representing more than 20% of the voting power, or any similar transaction, involving a Party or any of its Subsidiaries.

     "Board" means the Board of Directors of an entity, or any committee duly authorized to act on behalf of the Board of Directors of such entity with respect to the relevant matter.

     "Cash Consideration" has the meaning set forth in Section 2.4(c) hereof.

     "Cause" means termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

     "Certificate" means any certificate which prior to the Effective Time represented shares of Harbourton Common Stock.

     "Certificate of Merger" means the certificate of merger to be executed and filed by the Parties with the Secretary of State of the State of Delaware pursuant to the DGCL to make the Merger effective.

     "Claim" has the meaning attributed to it in Section 6.9.

     "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Conversion Date" shall be the date selected by Allstate, which shall occur by November 6, 2000 or by such later date as Allstate and the holders of the Allstate Notes may mutually agree in writing.

     "Common Stock" means the common stock of any entity which has only one authorized class of common stock.

     "Delivered" means provided by a Party or any of its Subsidiaries to the other Party.

     "DGCL" means the Delaware General Corporation Law.

                                      2

                                                            Page 11 of 58 Pages


     "Dissenters' Rights" means the appraisal rights that holders of Harbourton Common Stock and Allstate Common Stock have as a result of the Merger pursuant to Section 262 of the DGCL.

     "Effective Time" means the time that the Merger becomes effective under the DGCL.

     "Employee Plans" means all stock option, restricted stock, employee stock purchase and stock bonus plans, pension, profit sharing and retirement plans, deferred compensation, consultant, bonus and group insurance agreements and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors or employees of a Party or any of its Subsidiaries, whether written or oral.

     "Encumbrance" means any lien, claim, charge, restriction, security interest, rights of third parties, or encumbrance.

     "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental
Concern. The term Environmental Law includes (x) the Comprehensive
Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C.
Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to
Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq; and all comparable state and local laws, and (y) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 4.20(f).

     "ERISA Affiliate Plan" has the meaning set forth in Section 4.20(f).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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                                                            Page 12 of 58 Pages


     "Financial Statements" means both a Party's Annual Financial Statements and its Interim Financial Statements.

          (a) "Financial Reports" means consolidated balance sheets, consolidated statements of income and statements of changes in shareholders' equity and cash flows, including any related notes and schedules.

          (b) "Annual Financial Statements" means all the Financial Reports covered by a Party's most recent year-end audit report.

          (c) "Interim Financial Statements" means the Financial Reports covering the period from January 1, 2000 through the latest available date and the corresponding period in 1999.

     "GAAP" means generally accepted accounting principles applied consistently with prior practices.

     "Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "Harbourton" means Harbourton Financial Corporation, a Delaware corporation.

     "Harbourton Options" means options to purchase shares of Harbourton Common Stock.

     "Harbourton-Owned Shares" means any shares of Harbourton's Common Stock which are owned beneficially or of record by any Party or any Subsidiary of a Party, other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted.

     "Indemnified Liabilities" has the meaning attributed to it in Section
6.9.

     "Indemnified Parties " has the meaning attributed to it in Section 6.9.

     "Insider Loans" means loans from a Party or any of its Subsidiaries to any officer, director or employee of that Party or any of its Subsidiaries or any associate or related interest of any such person.

     "IRS" means the Internal Revenue Service or any successor thereto.

     "Knowledge Qualification" means to the best knowledge, after reasonable investigation, of the Party receiving the benefit of the qualification.

     "Material Adverse Effect" means, with respect to a Party, any effect that is material and adverse to the condition (financial or otherwise), results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of that Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to financial services companies, (b) changes in GAAP that are generally applicable to financial services

                                      4

                                                            Page 13 of 58 Pages


companies, (c) expenses incurred in connection with this Agreement and the Merger, (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the Merger or (e) changes attributable to or resulting from changes in general economic conditions generally affecting financial services companies, including changes in the prevailing level of interest rates.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Merger" means the merger of Harbourton into Allstate, with Allstate being the Surviving Corporation.

     "Merger Consideration" has the meaning set forth in Section 2.4(a) hereof.

     "Party" means Harbourton or Allstate, whichever is applicable.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Pension Plan" has the meaning set forth in Section 4.20(c).

     "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

     "Recapitalization Plan" means the plan of arrangement filed by Allstate on October 5, 2000 with the Delaware Court of Chancery, setting forth the proposal conversion of the Allstate Notes and the agreements between Allstate and the holders of the Allstate Notes, which was approved by the court on October 6, 2000, with the approval order amended on October 11, 2000.

     "Restricted Stock" means the issued and outstanding shares of Common Stock of a Party that are subject to restriction as to their transfer under the Securities Act.

     "Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, excluding the Allstate Notes.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

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                                                            Page 14 of 58 Pages


     "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

     "Stock Consideration" has the meaning set forth in Section 2.4(b) hereof.

     "Subsidiary" when used with respect to any Party means any entity, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     "Surviving Corporation" means Allstate after the Merger.

1.2  Rules of Interpretation
----------------------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All provisions of this Agreement are subject to applicable law and to the other terms and conditions of this Agreement. No provision of this Agreement shall be construed to require a party or its affiliate to take any action which would violate applicable law.

     The word "accurate" includes the concept "true and complete."

     The word "agreement" includes every sort of contract, commitment, or understanding, whether written or oral.

     The word "authority" includes the concept "all requisite power and authority."

     The word "authorized" includes the concepts "duly approved and authorized," "adopted," "advised," and any other similar term which may be required by law.

     All forms of the verb "include" includes the concept "without limitation."

     With respect to any securities, "outstanding" means "issued and outstanding."


ARTICLE 2.  PLAN OF MERGER

2.1.  The Merger
----------------

     At the Effective Time, Harbourton shall be merged into Allstate. The separate corporate existence of Harbourton shall cease, Allstate shall be the Surviving Corporation, and Allstate shall continue its corporate existence under the DGCL.

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                                                            Page 15 of 58 Pages

2.2.  Surviving Corporation
---------------------------

     (a) The name of the Surviving Corporation shall be "Allstate Financial Corporation." The headquarters of the Surviving Corporation shall be located at 8180 Greensboro Drive, Suite 525, McLean, Virginia 22102.

     (b) The certificate of incorporation and the bylaws of the Surviving Corporation as of the Effective Time shall be the certificate of incorporation and bylaws of Allstate as currently in existence.

     (c) The Board of Directors of the Surviving Corporation shall consist of up to seven members, with up to three of the members to be designated by Harbourton. Allstate shall designate a number of directors equal to the number designated by Harbourton plus one additional director. All of the directors shall serve until the next annual meeting of the Allstate shareholders.

     (d) The executive officers of the Surviving Corporation as of the Effective Time shall be the following persons:

          David W. Campbell        Chairman of the Board
          J. Kenneth McLendon      President
          James Cluett             Senior Vice President
          C. Fred Jackson          Senior Vice President, Chief Financial
                                   Officer, Secretary and Treasurer

2.3.  Closing
-------------

     Within 15 days following the satisfaction or waiver of all the conditions set forth in Article VII (other than the delivery of certificates, opinions and other instruments and documents to be furnished at Closing), the Closing shall take place on a date and at a time and place mutually designated in writing by the Parties. The Certificate of Merger shall be filed on the Closing Date.

2.4.   Treatment of Capital Stock
---------------------------------

     (a)  Subject to the provisions of this Agreement, at the Effective
Time, automatically by virtue of the Merger and without any action on the part of any person or entity:

          (1) Each share of Allstate Common Stock shall continue unchanged as a share of Surviving Corporation Common Stock, except for any Allstate Dissenting Shares.

          (2) All HarbourtonOwned Shares shall be canceled and retired without consideration or conversion.

          (3) Each other outstanding share of Harbourton Common Stock shall be converted into the right to receive the per share Merger Consideration, which shall equal the

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                                                            Page 16 of 58 Pages

     sum of the per share Stock Consideration and the per share Cash Consideration as such terms are defined in Sections 2.4(b) and 2.4(c) below.

          (4) Holders of Allstate Dissenting Shares who exercise and perfect their Dissenters' Rights shall receive a cash payment for such shares from the Surviving Corporation. Any holders of Allstate Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the DGCL; provided, however, that if, in accordance with the DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares then such shares shall continue as Allstate Common Stock. Allstate Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of dissenting shares pursuant to the DGCL.

          (b)(1) The aggregate Stock Consideration shall be determined pursuant to the following formula, subject to adjustment as set forth in
     Section 2.4(b)(2) below:

          x   =     .495 (y/.505), where

          x   =     the number of shares of Allstate Common Stock to
                    be issued to the Harbourton shareholders, rounded down to
                    the nearest number of whole shares, and
          y   =     the total number of shares of Allstate
                    Common Stock issued and outstanding on the Closing Date following completion of the Recapitalization Plan and immediately prior to the Effective Time.

          (2) The total number of shares of Allstate Common Stock represented by x as calculated pursuant to Section 2.4(b)(1) above shall be reduced by the number of Allstate Dissenting Shares as to which holders of Allstate Common Stock have demanded (and have not withdrawn or lost) their appraisal rights under Section 262 of the DGCL as of the Effective Time. If there are any Allstate Dissenting Shares as of the Effective Time, then the stockholders of Harbourton shall be entitled to receive an additional cash payment equal to (a) the number of shares of Allstate Common Stock by which the Aggregate Stock Consideration set forth in Section 2.4(b)(1) above is reduced, multiplied by (b) $0.95.

          (3) The per share Stock Consideration shall equal x/z, where x has the meaning set forth in Section 2.4(b)(1) above (as may be adjusted pursuant to Section 2.4(b)(2) above) and z equals the total number of shares of Harbourton Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Harbourton-Owned Shares.

          (c)(1) The aggregate Cash Consideration to be paid by Allstate to Harbourton's share-holders shall equal (1) the aggregate GAAP book value of Harbourton as of the last day of the calendar month immediately preceding the Effective Time, minus (2) $0.95 times x, where x has the meaning set forth in clause (b) above, subject to adjustment as set forth in Section 2.4(c)(2) below.

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                                                            Page 17 of 58 Pages

     The per share Cash Consideration shall equal the aggregate Cash Consideration divided by the total number of shares of Harbourton Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Harbourton-Owned Shares.

          (2) In the event that Allstate's participation interest in the Lakelands project loan originated by Harbourton is not repaid in full prior to the Effective Time, then Allstate may elect to reduce the aggregate Cash Consideration to be paid to Value Partners pursuant to
     Section 2.4(c)(1) above by the dollar amount of the participation interest and instead assign all of its rights in such participation interest to Value Partners, provided that any accrued but unpaid interest on the participation interest shall be paid by Harbourton to Allstate at the Effective Time.

2.5  Shareholder Rights; Stock Transfers
----------------------------------------

     At the Effective Time, holders of Certificates shall cease to be and shall have no rights as shareholders of Harbourton. After the Effective Time, there shall be no transfers on the stock transfer books of Harbourton. If Certificates are presented for transfer after the Effective Time, they shall be delivered to the Surviving Corporation or the Exchange Agent for cancellation against delivery, without interest, of the Merger Consideration.

2.6  Fractional Shares
----------------------

     No fractional shares of Surviving Corporation Common Stock will be issued in the Merger; instead, the Surviving Corporation shall pay to each Certificate holder who would otherwise be entitled to a fractional share an amount in cash (without interest) determined by multiplying such fraction by the average of the high bid and low asked prices of Allstate Common Stock, as reported by the Nasdaq OTC Bulletin Board for the last trading day immediately preceding the Closing Date. No dividend or distribution with respect to Allstate Common Stock shall be payable on or with respect to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder. For the purposes of determining any such fractional share interests, all shares of Surviving Corporation Common Stock to be issued to a Harbourton shareholder in the Merger shall be combined so as to calculate the maximum number of whole shares of Surviving Corporation Common Stock issuable to such Harbourton shareholder.

2.7  Options
------------

     On or before the date hereof, each Harbourton Option shall be either exercised or otherwise converted into shares of Harbourton Common Stock or cancelled. Upon execution of this Agreement through the Effective Time, there shall be no outstanding Harbourton Options.

2.8  Exchange Procedures
------------------------

     (a) As promptly as practicable after the Effective Time, the Surviving Corporation shall send transmittal materials to each holder of record of Certificates, which transmittal materials shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Surviving Corporation. Upon acceptance of a Certificate (or indemnity reasonably satisfactory

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                                                            Page 18 of 58 Pages

to the Surviving Corporation, if any of such Certificates are lost, stolen or destroyed), the Surviving Corporation shall deliver the Merger Consideration payable with respect to such shares. The Surviving Corporation shall be entitled to conclusively rely upon the stock transfer books of Harbourton to establish the identity of the Certificate holders. In the event of a dispute with respect to ownership of any Certificate, the Surviving Corporation shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (c) Neither the Surviving Corporation nor any Party shall be liable to any Certificate holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No holder of an unsurrendered Certificate shall be eligible to receive dividends or distributions on Surviving Corporation Common Stock. Upon exchange of a Certificate for Surviving Corporation Common Stock, the holder thereof shall be entitled to receive any dividends or distributions, without interest, declared and paid after the Effective Time.

2.9  Additional Actions
-----------------------

     If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Harbourton acquired by the Surviving Corporation in the Merger, or (ii) otherwise carry out the purposes of this Agreement, Harbourton and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Harbourton or otherwise to take any and all such action.

ARTICLE 3. MUTUAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PARTIES

     As of the date hereof, and except as Previously Disclosed, each Party represents and warrants to the other Party as follows:

3.1  Capital Structure
----------------------

     Its authorized and issued and outstanding capital stock is correctly set forth in the table below. All issued and outstanding shares of its stock have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.

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                                                            Page 19 of 58 Pages


Stock            Authorized        Issued         Treasury          Outstanding
-----            ----------        ------         --------          -----------
Harbourton
Common Stock      1,000,000          787,612            0             787,612

Harbourton
Preferred Stock    500,000              None         None                None

Allstate
Common Stock     20,000,000        3,280,828      781,212           2,499,616

Allstate
Preferred Stock   2,000,000             None         None                None


     As of the date hereof, Allstate has $4,597,000 of Allstate Notes issued and outstanding, plus accrued interest thereon. Certain holders of the Allstate Notes have agreed to convert their notes into Allstate Common Stock on the Conversion Date, and certain other holders have the option of either converting their Allstate Notes on the Conversion Date or retaining their Allstate Notes.

     Its outstanding Rights and shares of Restricted Stock are correctly set forth in the table below. It has Previously Disclosed a schedule of its Rights and Restricted Stock that includes the name of each holder of Rights and of Restricted Stock, the number of Rights held by each holder, the number of shares of Restricted Stock held by each holder thereof, the exercise price of each option and the vesting date of each option.


                    Outstanding Rights               Restricted Stock
                    ------------------               ----------------

Harbourton                  0                                0

Allstate                 155,400                          175,000



3.2  Subsidiaries
-----------------

     It has Previously Disclosed a list of all its Subsidiaries. All outstanding shares or ownership interests of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any Encumbrance. There are no Rights authorized, issued or outstanding with respect to any of its Subsidiaries.

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                                                            Page 20 of 58 Pages

3.3  This Agreement
-------------------

     (a) It has authority to enter into this Agreement, and any other documents and instruments that are executed by it on the date hereof that relate to the Merger and, subject to any necessary approvals from Governmental Entities, its shareholders and as Previously Disclosed other third parties, to consummate the Merger.

     (b) Its Board has authorized the execution, delivery and performance of this Agreement and any other documents and instruments that are executed by it on the date hereof that relate to the Merger and the consummation of the Merger. It has properly executed and delivered this Agreement and any other documents and instruments that are executed by it on the date hereof that relate to the Merger, which are its valid and binding obligations, and neither this Agreement nor any of such other documents or instruments executed by it on the date hereof that relate to the Merger violates its certificate of incorporation, bylaws, or any law, judgment or order of any Governmental Entity applicable to it.

     (c) No "business combination," "moratorium," "control share" or other state antitakeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement or any of the other documents or instruments that are executed by it on the date hereof that relate to the Merger.

3.4  Financial Statements; No Adverse Change
--------------------------------------------

     It has Delivered Financial Statements which have been prepared in accordance with GAAP, fairly present its consolidated financial position, and contain adequate reserves for losses. Since the period covered by its most recent Interim Financial Statements Delivered prior to the date hereof, it and its Subsidiaries have conducted their businesses only in the ordinary course and it has not suffered a Material Adverse Effect. Except as disclosed in such Interim Financial Statements, no circumstances exist that could reasonably be expected to result in a Material Adverse Effect. It and its Subsidiaries have no liabilities, known or unknown, asserted or unasserted, absolute, contingent or otherwise, that are required under GAAP to be reflected in audited financial statements or the notes thereto which are not reflected in its Annual Financial Statements other than liabilities incurred in the ordinary course of business since such date.

3.5  Interim Events
-------------------

     Since its most recent Interim Financial Statements it has not paid or declared any dividend or made any other distribution to shareholders or taken any action (other than loan originations) which if taken after the date hereof would require the prior written consent of the other Party hereunder.

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                                                            Page 21 of 58 Pages


ARTICLE 4. MUTUAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PARTIES AND THEIR SUBSIDIARIES

     As of the date hereof, except as Previously Disclosed and subject to the standard set forth in Section 9.8, each Party as to itself and separately as to each of its Subsidiaries, represents and warrants to the other Party as follows:

4.1  Organization and Good Standing
-----------------------------------

     It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its certificate of incorporation and bylaws as currently in effect. Its minute books contain complete and accurate records of all meetings and other corporate actions taken by its shareholders and Board. Its stock ledgers reflect all transactions in its capital stock, since its inception.

4.2  Compliance with Law
------------------------

     (a) It is in compliance with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to its operations and business.

     (b) It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted.

     (c) It has not received in the last three years any notification or communication from any Governmental Entity or the staff thereof asserting that it was not in compliance with any statutes, regulations or ordinances, threatening to revoke any license, franchise, permit or authorization; or threatening or contemplating any enforcement action.

4.3  Governmental Approvals
---------------------------

     No approval of, or filing with, any Governmental Entity is required by it for the consummation of the Merger except for:

     (a) The filing of the Certificate of Merger.

     (b) Any state securities filings.

     (c) Any antitrust filings or approvals.

     It is not aware of any reasons relating to it why such consents and approvals should not be granted, free of any conditions or requirements which would materially reduce the value of the Merger.

                                     13


                                                            Page 22 of 58 Pages

4.4  No Violations
------------------

     Neither the execution of this Agreement nor the consummation of the Merger will result in any violation, breach, termination, default or loss of a material benefit under, or permit the acceleration of any obligation under, or require the consent of a third party under, or result in the creation of any Encumbrance on any of the property or assets under, any of its agreements or other instruments.

4.5  No Broker's or Finder's Fees
---------------------------------

     No agent, broker, investment banker, person or firm acting on its behalf or under its authority will be entitled to any fee or commission in connection with the Merger.

4.6  Litigation and Other Proceedings
-------------------------------------

     It is not a defendant in nor is any of its property subject to any pending (or, subject to the Knowledge Qualification, threatened), claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

4.7  Environmental Matters
--------------------------

     (a) It is in compliance with all Environmental Laws. It has not received any communication alleging that it is not in such compliance and, subject to the Knowledge Qualification, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) Subject to the Knowledge Qualification, none of the properties owned, leased or operated by it has been or is in violation of or liable under any Environmental Law.

     (c) Subject to the Knowledge Qualification, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of it or any person or entity whose liability or obligation for any Environmental Claim it has or may have retained or assumed either contractually or by operation of law.

     (d) It has not conducted (i) any phase one environmental investigations during the past three years (other than in connection with loan originations or purchases) or (ii) any phase two environmental investigations during the past three years, in each case, with respect to any properties owned by it, leased by it or securing loans held by it.

4.8  Tax Matters
----------------

     (a) It has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have
                                     14

                                                            Page 23 of 58 Pages

been made, has set up an adequate reserve or accrual for the payment of, all taxes in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective
Time. It will not have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) income, franchise, excise, real property, personal property and other tax returns filed by it are accurate. It either is not delinquent in the payment of any tax, assessment or governmental charge or has requested an extension of time without penalty within which to file any tax returns in respect of any fiscal year or portion thereof. Its federal, state and local income tax returns that are open to audit have not been audited by the applicable tax authorities and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against it which have not been settled and paid. There are currently no agreements in effect with respect to it to extend the period of limitations for the assessment or collection of any tax. No audit, examination or deficiency or refund litigation with respect to any such return is pending or, subject to the Knowledge Qualification, threatened.

     (c) It (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does it have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

     (d) It has withheld amounts from its employees and shareholders in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

4.9  Insurance
--------------

     It is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by its agreements. It has not, during the past five years, had an insurance policy canceled or nonrenewed or been denied any insurance coverage for which it has applied.

4.10 Labor
----------

     No work stoppage involving it is pending or, subject to the Knowledge Qualification, threatened. It is not involved in or, subject to the Knowledge Qualification, threatened with or affected by, any labor dispute, discrimination or sexual harassment claims, arbitration, lawsuit or administrative proceeding involving any of its employees. It is not a party to any collective bargaining agreement.

                                     15

                                                            Page 24 of 58 Pages

4.11 Indemnification
--------------------

     Subject to the Knowledge Qualification, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of it has occurred which would give rise to a claim or a potential claim by any such person for indemnification from it.

4.12 Loan Portfolio
-------------------

     Each loan reflected as an asset on its Annual Financial Statements and each loan originated or acquired thereafter is evidenced by appropriate and sufficient documentation and constitutes a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are free and clear of any Encumbrance It has Previously Disclosed a complete list of the real estate acquired by it through foreclosure, repossession or deed in lieu thereof which are currently held by it.

4.13 Investment Portfolio
-------------------------

     All investment securities held by it are carried on its financial books and records in accordance with GAAP. None of its investment securities are subject to any restriction, whether contractual or statutory, which materially impairs its ability to freely dispose of such investment securities at any time, other than those restrictions imposed on securities held to maturity under GAAP.

4.14 Defaults
-------------

     There has not been any default in any obligation to be performed by it under any agreement and it has not waived any material right under any agreement. Subject to the Knowledge Qualification, no other party to any agreement is in default in any obligation to be performed by such party.

4.15 Real Estate Loans and Investments
--------------------------------------

     Except for properties acquired by it in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a reduction under GAAP in the present carrying value of any of its real estate investments, joint ventures, other investments or other loans (either individually or in the aggregate with its other loans and investments).

4.16 Derivatives Contracts
--------------------------

     It is not a party to and has not agreed to enter into an exchangetraded or overthecounter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its Annual Financial Statement which is a derivatives contract (including various combinations thereof) and it does not own any securities that are referred to as structured notes.

                                     16

                                                            Page 25 of 58 Pages

4.17 Employee Benefit Plans
---------------------------

     (a) It has Previously Disclosed all Employee Plans (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) and has heretofore delivered accurate copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports and actuarial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

     (b) Each Employee Plan has been operated and administered in accordance with its terms and with applicable law, including, to the extent applicable, ERISA, the Code, the Age Discrimination in Employment Act, and the regulations or rules promulgated thereunder; and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

     (c) Each Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Pension Plan is exempt from tax under Section 501(a) of the
Code) from the IRS, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

     (d) There is no pending or, subject to the Knowledge Qualification, threatened legal action, suit or claim relating to any Employee Plan (other than routine claims for benefits) or against any related trust thereto or fiduciary thereof.

     (e) It has not engaged in a transaction, or omitted to take any action, with respect to any Employee Plan that has or would reasonably be expected to subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

     (f) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").

     (g) Neither it nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.

     (h) No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any

                                     17

                                                            Page 26 of 58 Pages

Employee Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, subject to the Knowledge Qualification, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

     (i) There is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Entity with respect to any Employee Plan.

     (j) Under each Pension Plan and ERISA Affiliate Plan that is a defined benefit plan, as of the date of the most recent actuarial valuation performed prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither a material adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

     (k) All contributions required to be made under the terms of any Employee Plan or ERISA Affiliate Plan have been timely made.

     (l) Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates.

     (m) Neither it nor any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or
(ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of an Encumbrance under Section 412(n) of the Code or pursuant to ERISA.

     (n) It has no obligation to provide retiree health and life insurance or other retiree death benefits under any Employee Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to its employees that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits.

     (o) It has neither made any payments, nor is obligated to make any payments by virtue of the consummation of the Merger or otherwise, nor a party to any agreement or any Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) require the Surviving Corporation or any of its Subsidiaries to record any charge or expense therefor (or any tax grossup payments) for financial reporting purposes on a postacquisition basis. Neither the execution of this Agreement nor the consummation of the Merger will constitute a change in control for purposes of any of its Employee Plans or any of the employment agreements, change in

                                     18

                                                            Page 27 of 58 Pages

control severance agreements, severance compensation plan or benefit restoration plan to which it or any of its Subsidiaries is a party.

4.18 Properties
---------------

     (a) All real and personal property owned by it or presently used in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. It has good and marketable title free and clear of all Encumbrances (other than equitable rights of redemption laws relating to property acquired by it in foreclosure) to all of its properties and assets, real and personal, except

          (i) liens for current taxes not yet due or payable,

          (ii) pledges to secure deposits,

          (iii) such imperfections of title, easements and nonmonetary Encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and

          (iv) any monetary Encumbrances, reflected in its Annual Financial Statements.

     (b) All real and personal property that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Merger. All improved real property owned or leased by it is in compliance with all applicable laws including zoning laws.

4.19 Certain Agreements
-----------------------

     It is not a party to, is not bound or affected by, and does not receive and is not obligated to pay benefits (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) under:

     (a) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by it or the guarantee by it of any obligation;

     (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee;

     (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is or may become due to any present or former director, advisory director, officer or employee;

     (d) any agreement, arrangement or understanding pursuant to which it is obligated to indemnify any present or former director, advisory director, officer, employee or agent;

                                     19

                                                            Page 28 of 58 Pages

     (e) any agreement, arrangement or understanding which limits its freedom to compete in any line of business or with any person;

     (g) any agreement pursuant to which loans have been sold by it, which impose any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon it; or

     (h) any subservicing agreement.

4.20 Material Interests of Certain Persons
------------------------------------------

     (a) No officer, director or employee of it or any "associate" (as such term is defined in Rule 14a1 under the Exchange Act) or related interest of any such person has any material interest in any material agreement or property (real or personal, tangible or intangible), used in, or pertaining to, its business.

     (b) Except as set forth in its proxy statement for its most recent annual meeting of shareholders there are no outstanding Insider Loans. All outstanding Insider Loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by its Board in accordance with applicable law and regulations.

4.21 No Impediments
-------------------

     It has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the Merger or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Merger or to perform their covenants and agreements under this Agreement or
(ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.22 Disclosures
----------------

     None of the representations and warranties by a Party as to itself or its Subsidiaries pursuant to Articles III, IV or V hereof or any of the information Previously Disclosed or Delivered by a Party or on its behalf, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information, in light of the circumstances, not misleading.


ARTICLE 5.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF HARBOURTON

     As of the date hereof, and except as Previously Disclosed, Harbourton represents and warrants to Allstate as follows:

                                     20

                                                            Page 29 of 58 Pages

5.1  Registration Obligations
-----------------------------

     Harbourton is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

ARTICLE 6.  COVENANTS

6.1  Reasonable Best Efforts
----------------------------

     Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger by November 30, 2000 or as soon thereafter as reasonably practicable, and shall cooperate fully with the other to that end.

6.2  Action by Shareholders; Dissenters' Rights
-----------------------------------------------

     (a) The shareholders of Allstate shall approve the Merger by written consent in lieu of a meeting pursuant to Section 228 of the DGCL. The shareholders of Harbourton shall approve the Merger at a special meeting of shareholders to be called and held as soon as practicable, and in any event no later than November 30, 2000. The Merger must be approved by holders of a majority of the outstanding Allstate Common Stock entitled to vote thereon and by holders of a majority of the outstanding Harbourton Common Stock entitled to vote thereon.

     (b) Allstate shall notify the holders of Allstate Common Stock of their Dissenters' Rights in the manner and within the time required by Section 262(d)(2) of the DGCL.

6.3  Regulatory Matters
-----------------------

     (a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the Merger. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by the other Party or written materials submitted by the other Party to any third party or any Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger and each Party will keep the other appraised of the status of matters relating to completion of the Merger.

                                     21

                                                            Page 30 of 58 Pages

     (b) Each Party shall promptly furnish the other Party with copies of written communications received from, or delivered to, any Governmental Entity in respect of the Merger.

6.4  Investigation and Confidentiality
--------------------------------------

     (a) Each Party shall permit the other Party and its representatives reasonable access to its and its Subsidiaries properties and personnel, and shall disclose and make available upon reasonable request to the extent such disclosure is permitted by law and will not result in the loss or potential loss of any attorney-client privilege, all books, papers and records relating to its and its Subsidiaries assets, stock ownership, properties, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, certificate of incorporation, bylaws, material agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the examining Party may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the Merger and shall not unduly interfere with normal operations of the other Party and its Subsidiaries. Each Party shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) and those of its Subsidiaries available to confer with the other Party and its representatives, provided that such access shall be reasonably related to the Merger and shall not unduly interfere with the normal operations of such Party and its Subsidiaries.

     (b) All information furnished previously in connection with the Merger or pursuant hereto shall be treated as the sole property of the Party furnishing the information until completion of the Merger and, if the Merger shall not occur, the Party receiving the information shall either destroy or return to the furnishing Party all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date of this Agreement but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the other Party; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten business days' prior notice thereof.

6.5  Press Releases
-------------------

     The Parties shall mutually agree as to the form and substance of any press release related to this Agreement or the Merger, and consult with each other as to the form and substance of other public disclosures which may relate to the Merger, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which such Party believes is required by law or regulation.

                                     22

                                                            Page 31 of 58 Pages

6.6  Business of the Parties
----------------------------

     (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other Party, each Party shall carry on its business and cause its Subsidiaries to carry on their businesses only in the ordinary course consistent with past practice. During such period, each Party also will use, and will cause each of its Subsidiaries to use, all reasonable efforts to (x) preserve its business organization intact, (y) keep available the present services of its employees and (z) preserve the goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the other Party or as expressly contemplated hereby, between the date hereof and the Effective Time, neither Party nor any of its Subsidiaries shall:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or distributions by a wholly owned Subsidiary of a Party to such Party;

          (ii) issue any shares of its capital stock, other than pursuant to the Recapitalization Plan or upon the exercise of options outstanding on the date hereof to acquire a Party's Common Stock; issue, grant, modify or authorize any Rights; purchase any shares of its Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, other than pursuant to the Recaptialization Plan;

          (iii) amend its certificate of incorporation or bylaws; or waive or release any material right or cancel or compromise any material debt or claim;

          (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new benefit or incentive to, any of its directors, officers or employees, except (A) as may be required pursuant to Previously Disclosed commitments existing on the date hereof; and (B) as may be required by law;

          (v) enter into or, except as may be required by law, modify any Employee Plan or other benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

          (vi) originate or purchase any loan in excess of $500,000 without prior notification to the other Party;

          (vii) except for the sale of loan participation interests in the ordinary course of business and except as otherwise permitted hereunder, enter into (v) any agreement for the purchase, sale, transfer or other disposition of any material properties or material assets (other than real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, in each case, with a carrying value on a Party's Financial Reports of less than $500,000 individually) or the placing of any Encumbrance thereon or (w) any other

                                     23

                                                            Page 32 of 58 Pages


     transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to its borrowing of money or its guarantee of any such obligation, except in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; provided that a Party or its Subsidiaries may employ an employee or consultant in the ordinary course if the employment of such employee or consultant is terminable by such Party or its Subsidiary, as the case may be, at will without liability, other than as required by law; or (z) any agreement with a labor union;

          (viii) change its method of accounting in effect for its Annual Financial Statements, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

          (ix) enter into or renew any lease of real or personal property or any service agreement provided the consent of the other Party shall not be unreasonably withheld or delayed, or fail to give any required notice to prevent a lease or service agreement from being renewed; or make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate (provided the consent of the other Party shall not be unreasonably withheld or delayed), other than pursuant to binding commitments Previously Disclosed and existing on the date hereof, proposed expenditures Previously Disclosed and expenditures necessary to maintain existing assets in good repair;

          (x) file any applications or make any contract with respect to branching or site location or relocation;

          (xi) purchase any security or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, other than marketable securities (which do not exceed 1% of the securities outstanding within such class) in the ordinary course of business;

          (xii) except with respect to real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xiii) except as necessitated in its reasonable opinion due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law;

          (xiv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the

                                     24

                                                            Page 33 of 58 Pages

     exposure of its interestearning assets and interestbearing liabilities to changes in market rates of interest;

          (xv) take any action that would cause any of the representations and warranties contained herein not to be true and correct in any material respect at Closing or that would cause any of the conditions of
     Article VII hereof not to be satisfied;

          (xvi) take any action that would materially impede or delay the completion of the Merger or the ability of either Party to perform its covenants and agreements under this Agreement; or

          (xviii) agree to do any of the foregoing.

     (b) Each Party shall promptly notify the other Party in writing of the occurrence of any matter or event known to and directly involving it or any of its Subsidiaries, other than any changes in conditions that affect financial services companies generally, that would have, either individually or in the aggregate, a Material Adverse Effect on it.

6.7  Certain Actions
--------------------

     Neither Party nor any of its Subsidiaries or any of their respective directors, officers, employees, representatives or agents shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal, provided, however, that the Board of a Party may furnish such information (but limited to the information provided to the other Party in connection with or relating to this Agreement and the Merger) or participate in such negotiations or discussions if such Board, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would, in the good faith opinion of such Board, result in a breach of the fiduciary duty of the Board under applicable law. Each Party will promptly inform the other Party orally and in writing of any such request for information or of any negotiations or discussions, as well as instruct its directors, officers, employees, representatives and agents and those of its Subsidiaries to refrain from taking any action prohibited by this section.

6.8  Current Information
------------------------

     During the period from the date hereof to the Closing Date, each Party shall, upon request of the other Party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the requesting Party regarding its and its Subsidiaries financial condition, operations and businesses and matters relating to the completion of the Merger.

6.9  Indemnification
--------------------

     (a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of either Party or any of its

                                     25

                                                            Page 34 of 58 Pages

respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either Party or any of its respective Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger, regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under such Party's certificate of incorporation or bylaws as in effect on the date hereof (as the case may be). The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.9(a), upon learning of any Claim, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.9(a) except to the extent such failure materially prejudices the Surviving Corporation) and shall deliver to the Surviving Corporation any undertaking required by applicable law. The Surviving Corporation shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in a Party's certificate of incorporation or bylaws (as the case may be), as in effect as of the date hereof, or allowed under applicable state law as in effect as of the date hereof or as such law may be amended applicable to a time before the Effective Time, with respect to Indemnified Liabilities shall survive the consummation of the Merger.

     (b) From and after the Effective Time, the directors, officers and employees of each Party hereto or any of its Subsidiaries who become directors, officers or employees of the Surviving Corporation or any of its Subsidiaries, shall have indemnification rights having prospective application with respect to acts or omissions occurring after the Effective Time. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of the Surviving Corporation and its Subsidiaries are entitled under the provisions of the certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable state law as in effect from time to time after the Effective Time.

     (c) The obligations of the Surviving Corporation provided under paragraphs (a) and (b) of this Section 6.9 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of the Surviving Corporation.

                                     26

                                                            Page 35 of 58 Pages

6.10 Employees and Employee Benefit Plans
-----------------------------------------

     (a) Full time employees of Harbourton and its Subsidiaries who remain employed after the Effective Time will be eligible to participate in benefit plans of the Surviving Corporation and its Subsidiaries that are generally available to their fulltime employees on a uniform and nondiscriminatory basis with credit for years of service with Harbourton and its Subsidiaries for the purpose of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for the purpose of accrual or restoration of benefits under any Allstate Employee Plan or any future benefit plan of the Surviving Corporation or any of its Subsidiaries where benefits are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan). Contributions to (and accrual of benefits, to the extent applicable, if any, under) benefit plans of the Surviving Corporation and its Subsidiaries on behalf of continuing full-time employees of Harbourton and its Subsidiaries shall only relate to qualifying compensation earned by such employees after the Effective Time. The Surviving Corporation shall use its best efforts to cause any and all preexisting condition limitations (to the extent such limitations did not apply to a preexisting condition under the corresponding Harbourton group health plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

     (b) The Surviving Corporation agrees to honor the terms of all Previously Disclosed employment, consulting, severance and termination agreements, severance plans, benefit restoration plans, stock option plans, and restricted stock plans to which Harbourton or Allstate or any of their respective Subsidiaries is a party, other than those that are being terminated and/or replaced at the Effective Time. Nothing herein is intended to limit the right of the Surviving Corporation to amend or terminate any of the foregoing in accordance with their terms. The Surviving Corporation hereby expressly assumes at the Effective Time every such agreement which by its terms requires express assumption by a successor. Such express assumption shall occur by virtue of Allstate's execution of this Agreement without any further action required by the Surviving Corporation upon the completion of the Merger.

     (c) The Surviving Corporation agrees to honor the employment agreements with Messrs. McLendon and Cluett attached hereto as Exhibits D and E, respectively.

6.11  Litigation Matters
------------------------

     Each Party will consult with the other about any proposed settlement, or any disposition of, any litigation.

6.12 Conforming Entries
-----------------------

     (a) Harbourton recognizes that Allstate and its Subsidiaries may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, from and after the date hereof to the Closing, Harbourton and Allstate shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Harbourton and its Subsidiaries to those policies of Allstate and its Subsidiaries,

                                     27

                                                            Page 36 of 58 Pages

as specified in each case in writing from Allstate to Harbourton, based upon such consultation and subject to the conditions in Section 6.12(c) below.

     (b) Subject to applicable law, Harbourton and Allstate shall consult and cooperate with each other with respect to determining, as specified in a written notice from Allstate to Harbourton, based upon such consultation and subject to the conditions in Section 6.12(c) below, the amount and the timing for recognizing for financial accounting purposes Harbourton's expenses of the Merger and any restructuring charges relating to or to be incurred in connection with the Merger.

     (c) Subject to applicable law, Harbourton and its Subsidiaries shall (i) establish and take such reserves and accruals at such time as Allstate shall reasonably request to conform the loan, accrual and reserve policies of Harbourton and its Subsidiaries to the policies of Allstate and its Subsidiaries, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Merger and any restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Allstate, but in no event prior to five days before the Closing Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Allstate shall certify to Harbourton that all conditions to Allstate's obligation to consummate the Merger set forth in Sections 7.1 and 7.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing by Harbourton, the delivery of which shall continue to be conditions to Allstate's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Harbourton and its Subsidiaries shall not be required to take any such action that is not consistent with GAAP.

     (d) No reserves, accruals or charges taken in accordance with this section may be a basis to assert a violation of a breach of a representation, warranty or covenant of Harbourton herein.

6.13 Disclosure Supplements
---------------------------

     From time to time prior to the Closing, each Party shall promptly supplement or amend any materials Previously Disclosed or Delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed or Delivered or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the disclosing Party for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

6.14 Failure to Fulfill Conditions
----------------------------------

     If a Party determines that a condition to its obligations to consummate the Merger may not be fulfilled, it will promptly notify the other Party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.

                                     28

                                                            Page 37 of 58 Pages

6.15 Surviving Corporation Common Stock
---------------------------------------

     Allstate shall reserve for issuance a sufficient number of shares of its Common Stock for the purpose of issuing the Merger Consideration to Harbourton's shareholders. Allstate covenants that the Surviving Corporation Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other Encumbrance.

6.16 Tax Opinion
----------------

     Each Party agrees to use reasonable efforts to obtain a written tax opinion of counsel, dated as of the Closing, in order to satisfy the condition set forth in Section 7.1(e).

6.17 New Affiliates
-------------------

     Harbourton shall use its best efforts to cause any person becoming an affiliate of Harbourton for purposes of Rule 145 of the Securities Act after the date hereof to enter into an affiliate agreement in the form attached hereto as Exhibit C.


ARTICLE 7.  CONDITIONS PRECEDENT

7.1  Conditions Precedent - the Parties
--------------------------------------

     The respective obligations of both Parties to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing unless waived by the Parties to the extent permitted by Section 8.4.

     (a) The shareholders of each Party shall have approved the Merger by the requisite vote required by law.

     (b) All approvals and consents from any Governmental Entity, the approval or consent of which is required for the completion of the Merger, shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Parties shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Merger; provided, however, that no approval or consent referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that, in the aggregate, would materially reduce the economic or business benefits of the Merger to the Surviving Corporation as the Parties shall reasonably and in good faith agree.

     (c) Neither Party shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal completion of the Merger.

                                     29

                                                            Page 38 of 58 Pages

     (d) No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger shall be pending or threatened.

     (e) Allstate shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated as of the Closing, to the effect that for federal income tax purposes:

          (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code.

          (ii) No gain or loss will be recognized by any Party by reason of the consummation of the Merger.

          (iii) The gain, if any, to be realized by any shareholder of Harbourton who receives Surviving Corporation Common Stock and cash in exchange for Harbourton Common Stock should be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with application of Section 318(a) of the Code), then the amount of gain recognized that is not in excess of such shareholder's ratable share of undistributed earnings and profits should be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend should be made on a shareholder-by-shareholder basis. No loss should be recognized on the exchange.

          (iv) The basis of the Surviving Corporation Common Stock received by each shareholder of Harbourton who exchanges Harbourton Common Stock for cash and Surviving Corporation Common Stock in the Merger will be the same as the basis of the Harbourton Common Stock surrendered in the Merger, decreased by the amount of cash received, and increased by the amount that is treated as a dividend (if any), and by the amount of gain recognized on the exchange (not including any portion of that gain that was treated as a dividend).

          (v) The holding period of the Surviving Corporation Common Stock received by a shareholder of Harbourton in the Merger will include the holding period of the Harbourton Common Stock surrendered in exchange therefor, provided that such shares of Harbourton Common Stock were held as a capital asset by such shareholder at the Effective Time.

          (vi) Cash received by a Harbourton shareholder in lieu of a fractional share interest of Surviving Corporation Common Stock which such shareholder would otherwise be entitled to receive (or the deemed issuance of a fractional share interest by the Surviving Corporation and deemed redemption thereof by it) will qualify as capital gain or loss (assuming the

                                     30

                                                            Page 39 of 58 Pages

     Harbourton Common Stock was a capital asset in such shareholder's hands at the Effective Time).

     In rendering such opinion, Elias, Matz, Tiernan & Herrick, L.L.P. may require and rely upon representations and covenants, including those contained in certificates of officers of Harbourton, Allstate and others, reasonably satisfactory in form and substance to such counsel.

     (f) Allstate shall receive a tax opinion from PricewaterhouseCoopers
LLP, dated as of the Closing, to the effect that for federal income tax purposes the net operating loss carryforwards of Allstate will not be impaired for purposes of offsetting future operating income due to the completion of the Recapitalization Plan and of the Merger.

     (g) The Conversion Date shall have occurred.

7.2  Conditions Precedent  Harbourton
-------------------------------------

     The obligations of Harbourton to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Harbourton to the extent permitted by Section 8.4.

     (a) Between the date hereof and the Closing, Allstate and/or its Subsidiaries shall not have been affected by any event or change which has had or caused a Material Adverse Effect on Allstate.

     (b) The representations and warranties of Allstate made herein shall be true and correct as of the date hereof and (other than the representations and warranties in Section 3.1 with respect to the effects of the Recapitalization Plan, the conversion of Allstate Notes and any exercise of Rights) as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), in each case as to the representations and warranties of Allstate under Article IV subject to the standard set forth in
Section 9.8.

     (c) Allstate shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

     (d) Allstate shall have delivered to Harbourton a certificate, dated the Closing Date and signed by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 7.2(a) through 7.2(c) have been satisfied.

     (e) Allstate shall have furnished Harbourton with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as such conditions relate to Allstate and its Subsidiaries as Harbourton may reasonably request.

                                     31

                                                            Page 40 of 58 Pages

7.3  Conditions Precedent - Allstate
------------------------------------

     The obligations of Allstate to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Allstate to the extent permitted by Section 8.4.

     (a) Between the date hereof and the Closing, Harbourton and/or its Subsidiaries shall not have been affected by any event or change which has had or caused a Material Adverse Effect on Harbourton.

     (b) The representations and warranties of Harbourton set forth herein shall be true and correct as of the date hereof and (other than the representations and warranties in Section 3.1 with respect to the effects of any exercise of Rights) as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), in each case as to the representations and warranties of Harbourton under Article IV subject to the standard set forth in Section 9.8.

     (c) Harbourton shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

     (d) Harbourton shall have delivered to Allstate a certificate, dated the Closing Date and signed by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied.

     (e) Harbourton shall have furnished Allstate with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as such conditions relate to Harbourton and its Subsidiaries as Allstate may reasonably request.

     (f) Each affiliate of Harbourton for purposes of Rule 145 of the Securities Act shall have entered into an affiliate agreement in the form attached hereto as Exhibit C.


ARTICLE 8.  TERMINATION, WAIVER, AMENDMENT AND SPECIFIC PERFORMANCE

8.1  Termination
----------------

     This Agreement may be terminated by a written instrument prior to the Effective Time:

     (a) by the mutual consent of the Parties;

     (b) by the non-breaching Party if the other Party has breached in any material respect any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein, and such breach has not been cured within 30 days after written notice;

                                     32

                                                            Page 41 of 58 Pages

     (c) by either Party, (i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order prohibiting the completion of the Merger; or (ii) if application for any necessary prior approval of a Governmental Entity is denied or withdrawn at the request or recommendation of the Governmental Entity, provided that such denial or request or recommendation for withdrawal is not due to the terminating Party's breach of any provision of this Agreement;

     (d) by either Party if the shareholders of the other Party do not approve the Merger; and

     (e) by either Party if the Effective Time has not occurred by the close of business on February 28, 2001, provided that the terminating Party is not then in breach of any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8 herein).

8.2  Effect of Termination
--------------------------

     In the event that this Agreement is terminated it shall become void and have no effect, except for:

     (a) the provisions relating to confidentiality set forth in Section 6.4,

     (b) the provision relating to press releases set forth in Section 6.5,

     (c) the provision relating to expenses set forth in Section 9.1, and

     (d) a termination pursuant to Section 8.1(b) or 8.1(d) shall not relieve the breaching Party from any liability or damages if such termination arises out of its willful breach of any provision of this Agreement; in such event the non-breaching Party shall be entitled to such monetary remedies and relief against the breaching Party as are available at law.

8.3  Survival of Representations, Warranties and Covenants
----------------------------------------------------------

     All representations, warranties, agreements and covenants in this Agreement or in any other document or instrument delivered pursuant hereto or in connection herewith shall expire on, and be terminated and extinguished at, the Effective Time other than agreements or covenants contained herein or therein that by their terms are to be performed after the Effective Time. No such representations, warranties, agreements or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or any affiliate of a Party of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder.

8.4  Waiver
-----------

     Each Party hereto by written instrument approved by its Board and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the Parties' shareholders) extend the time for the performance of any of the obligations or other acts of

                                     33

                                                            Page 42 of 58 Pages

the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein.

8.5  Amendment or Supplement
----------------------------

     This Agreement may be amended at any time by mutual written agreement of the Parties approved by their Boards and signed by an executive officer of each Party, provided that any such amendment after the shareholders of the Parties have approved this Agreement shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect such shareholders without the approval of the shareholders to the extent required by applicable law.

8.6  Specific Performance
-------------------------

     The Parties acknowledge and agree that the Merger contemplated herein is unique and that any remedy at law for breach is inadequate to compensate the aggrieved Party. Accordingly, each Party shall have the right to seek specific performance of this Agreement and the other Party's duties, obligations, covenants and agreements herein in order to cause the Merger to be consummated. To this end, each Party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance or any other equitable relief.


ARTICLE 9.  MISCELLANEOUS

9.1  Expenses
-------------

     Except as otherwise provided below, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Merger, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

9.2  Entire Agreement
---------------------

     This Agreement together with any other documents or instruments executed by the Parties relating to the subject matter hereto concurrently with or on the same day as the execution of this Agreement contains the entire agreement among the Parties with respect to the Merger and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein which are to be executed after the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in
Article II and in Sections 6.9 and 6.10 hereof.

                                     34

                                                            Page 43 of 58 Pages

9.3  No Assignment
------------------

     None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

9.4  Notices
------------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

     If to Harbourton:

          J. Kenneth McLendon, President
          Harbourton Financial Corporation
          8180 Greensboro Drive, Suite 525
          McLean, Virginia 22102
          (703) 821-1601
          (703) 821-2815 (fax)

     With a required copy to:

          Jack R. Bird, Esq.
          Bergman, Stein & Bird, L.L.P.
          4514 Travis Street, Suite 300
          Dallas, Texas 75205
          (214) 528-2444
          (214) 599-0602 (fax)

     If to Allstate:

          David W. Campbell, Chairman
          Allstate Financial Corporation
          8180 Greensboro Drive, Suite 525
          McLean, Virginia 22102
          (703) 883-9757
          (703) 821-1371 (fax)

                                     35

                                                            Page 44 of 58 Pages


     With a required copy to:

          Gerald F. Heupel, Jr., Esq.
          Elias, Matz, Tiernan & Herrick L.L.P.
          734 15th Street, N.W.
          Washington, DC 20005
          (202) 347-0300
          (202) 347-2172 (fax)

9.5  Counterparts
-----------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6  Governing Law
------------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. The Parties hereby designate Wilmington, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.

9.7  Severability
-----------------

     Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

9.8  Standard of Breach
-----------------------

     None of the representations or warranties contained in Article IV shall be deemed untrue or incorrect, and no Party shall be deemed to have breached its representations or warranties therein as a consequence of the existence of any fact, circumstance or event, which would not, either individually or taken together with all other facts, circumstances or events, have a Material Adverse Effect on any Party.

                                     36

                                                            Page 45 of 58 Pages



     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                             ALLSTATE FINANCIAL CORPORATION



/s/ C. Fred Jackson                By:  /s/ David W. Campbell
--------------------------              ---------------------------
C. Fred Jackson, Secretary              David W. Campbell, Chairman



Attest                             HARBOURTON FINANCIAL CORPORATION



/s/ James M. Cluett           By:  /s/ J. Kenneth McLendon
--------------------------         --------------------------------
                                   J. Kenneth McLendon, President



                                     37

                                                            Page 46 of 58 Pages

                                                                      Exhibit A



                              October 24, 2000



Allstate Financial Corporation
8180 Greensboro Drive, Suite 525
McLean, Virginia 22102

Re:  Voting Agreement

Dear Sirs:

     The undersigned understands that Allstate Financial Corporation ("Allstate") and Harbourton Financial Corporation ("Harbourton") are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Harbourton into Allstate (the "Merger") and the exchange of the outstanding shares of common stock of Harbourton for a combination of shares of common stock of Allstate and cash.

     The undersigned is a shareholder of Harbourton and is entering into this agreement to induce Allstate to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

     The undersigned confirms its agreement with Allstate as follows:

     1. The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Harbourton of which the undersigned is the record or beneficial owner or over which he has voting control (the "Shares"), and that the undersigned is on the date hereof the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as Previously Disclosed or Delivered (as such terms are defined in the Merger Agreement) by Harbourton or on behalf of Harbourton or in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Harbourton (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

     2. Except as required by law, the undersigned agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned, or any other person to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than pursuant to


                                                            Page 47 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 2

the Merger and other than by means of a gift where the donee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Allstate.

     3. The undersigned agrees that all of the Shares, together with any additional shares of capital stock of Harbourton of which the undersigned is the record or beneficial owner, or over which he has voting control, at the record date for any meeting of shareholders of Harbourton called to consider and vote to adopt the Merger Agreement and/or the transactions contemplated thereby, will be voted by the undersigned in favor thereof. The undersigned agrees not to elect appraisal rights under Section 262 of the Delaware General Corporation Law with respect to the Merger.

     4. The undersigned agrees to, and will cause any company, trust or other entity controlled by the undersigned to, cooperate fully with Allstate in connection with the Merger Agreement and the transactions contemplated thereby (provided, however, nothing in this Section shall be deemed to affect the ability of the undersigned to fulfill his fiduciary duties as a director of Harbourton). The undersigned agrees that the undersigned will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Harbourton or a Harbourton Subsidiary (an "Acquisition Proposal"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal except as permitted by the Merger Agreement (provided, however, that nothing in this Section shall be deemed to affect the ability of the undersigned to fulfill his fiduciary duties as a director of Harbourton).

     5. The undersigned represents and warrants to Allstate that (i) the undersigned has all necessary power and authority to enter into this agreement and (ii) this agreement is a legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

     6. This agreement shall automatically terminate (i) upon termination of the Merger Agreement in accordance with its terms; (ii) at the Effective Time (as defined in the Merger Agreement); or (iii) by mutual consent of the parties hereto.

     7. This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the undersigned and Allstate.

     8. This agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.


                                                            Page 48 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 3

     9. The parties agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     10. This agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     11. The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the State of Delaware.

     12. This agreement shall inure to the benefit of Allstate, and shall be binding upon and inure to the benefit of the undersigned and its successors (if the undersigned is not an individual), or his or her executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This agreement shall survive the death or incapacity of the undersigned.

     13. Nothing in this Agreement shall be construed to give Allstate any rights to exercise or direct the exercise of voting power as owner of the Shares, either beneficially or otherwise, for any purpose.

     14. The parties agree that in the event of any breach of this Agreement by the undersigned, Allstate shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Allstate for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that the undersigned might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.


                                                            Page 49 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 4


     Please confirm that the foregoing correctly states the understanding between the undersigned and Allstate by signing and returning to Allstate a counterpart hereof.

                                   Very truly yours,




                                   --------------------------------
                                   Name:

Accepted as of the ___ day
of October, 2000

ALLSTATE FINANCIAL CORPORATION



By:
     ---------------------------
     David W. Campbell, Chairman







                                                            Page 50 of 58 Pages

                                 Schedule I
                                 ----------





Number of shares of Harbourton common
stock beneficially owned . . . . . . . . . . . . . . . . . . . .



Number of shares of Harbourton
common stock not beneficially
owned but for which voting control is
possessed. . . . . . . . . . . . . . . . . . . . . . . . . . . .



Number of shares of Harbourton common
stock owned of record but not
beneficially . . . . . . . . . . . . . . . . . . . . . . . . . .



     Total shares. . . . . . . . . . . . . . . . . . . . . . . .



                                                            Page 51 of 58 Pages

                                                                      Exhibit B





                             October 24, 2000



Harbourton Financial Corporation
8180 Greensboro Drive, Suite 525
McLean, VA 22102

Dear Sirs:

     The undersigned understands that Harbourton Financial Corporation ("Harbourton") and Allstate Financial Corporation ("Allstate") are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Harbourton into Allstate (the "Merger") and the exchange of the outstanding shares of common stock of Harbourton for a combination of shares of common stock of Allstate and cash.

     The undersigned is a shareholder and a director of Allstate and is entering into this agreement to induce Harbourton to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

     The undersigned confirms its agreement with Allstate as follows:

     1. The undersigned represents, warrants and agrees that Schedule I annexed hereto sets forth the shares of the capital stock of Allstate of which the undersigned is the record or beneficial owner or over which he has voting control (the "Shares"), and that the undersigned is on the date hereof the lawful owner of the Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, except as disclosed in Schedule I. Except as Previously Disclosed or Delivered (as such terms are defined in the Merger Agreement) by Allstate or on behalf of Allstate or in Schedule I, the undersigned does not own or hold any rights to acquire any additional shares of the capital stock of Allstate (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares.

     2. Except as required by law, the undersigned agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned, or any other person to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than pursuant to the Merger and other than by means of a gift where the donee has agreed in writing to abide by the terms of this Agreement in a form reasonably satisfactory to Harbourton.


                                                            Page 52 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 2


     3. The undersigned agrees that all of the Shares, together with any additional shares of capital stock of Allstate of which the undersigned is the record or beneficial owner, or over which he has voting control, at the record date for any meeting of shareholders of Allstate called to consider and vote to adopt the Merger Agreement and/or the transactions contemplated thereby (including the record date for determining the shareholders of Allstate eligible to take action by written consent in lieu of a meeting), will be voted by the undersigned in favor thereof. The undersigned agrees not to elect appraisal rights under Section 262 of the Delaware General Corporation Law with respect to the Merger.

     4. The undersigned agrees to, and will cause any company, trust or other entity controlled by the undersigned to, cooperate fully with Harbourton in connection with the Merger Agreement and the transactions contemplated thereby (provided, however, nothing in this Section shall be deemed to affect the ability of the undersigned to fulfill his fiduciary duties as a director of Allstate). The undersigned agrees that the undersigned will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to any acquisition, purchase of all or a substantial portion of the assets of, or any equity interest in, Allstate or a Allstate Subsidiary (an "Acquisition Proposal"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Proposal or agree to or otherwise assist in the effectuation of any Acquisition Proposal except as permitted by the Merger Agreement (provided, however, that nothing in this Section shall be deemed to affect the ability of the undersigned to fulfill his fiduciary duties as a director of Allstate).

     5. The undersigned represents and warrants to Harbourton that (i) the undersigned has all necessary power and authority to enter into this agreement and (ii) this agreement is a legal, valid and binding agreement of the undersigned, and is enforceable against the undersigned in accordance with its terms.

     6. This agreement shall automatically terminate (i) upon termination of the Merger Agreement in accordance with its terms; (ii) at the Effective Time (as defined in the Merger Agreement); or (iii) by mutual consent of the parties hereto.

     7. This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the undersigned and Harbourton.

     8. This agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.


                                                            Page 53 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 3


     9. The parties agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

     10. This agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     11. The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the State of Delaware.

     12. This agreement shall inure to the benefit of Harbourton, and shall be binding upon and inure to the benefit of the undersigned and its successors (if the undersigned is not an individual), or his or her executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This agreement shall survive the death or incapacity of the undersigned.

     13. Nothing in this Agreement shall be construed to give Harbourton any rights to exercise or direct the exercise of voting power as owner of the Shares, either beneficially or otherwise, for any purpose.

     14. The parties agree that in the event of any breach of this Agreement by the undersigned, Harbourton shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Harbourton for a violation of this Agreement, and irrevocably waives, to the extent permitted by law, any defense that the undersigned might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.


                                                            Page 54 of 58 Pages


     Please confirm that the foregoing correctly states the understanding between the undersigned and Harbourton by signing and returning to Harbourton a counterpart hereof.

                                   Very truly yours,




                                   -------------------------------
                                   Name:

Accepted as of the ___ day
of October, 2000

HARBOURTON FINANCIAL CORPORATION



By:  ------------------------------
     J. Kenneth McLendon, President








                                                            Page 55 of 58 Pages


                                Schedule I
                                ----------





Number of shares of Allstate common
stock beneficially owned . . . . . . . . . . . . . . . . . . . .



Number of shares of Allstate
common stock not beneficially
owned but for which voting control is
possessed. . . . . . . . . . . . . . . . . . . . . . . . . . . .



Number of shares of Allstate common
stock owned of record but not
beneficially . . . . . . . . . . . . . . . . . . . . . . . . . .



     Total shares. . . . . . . . . . . . . . . . . . . . . . . .




                                                            Page 56 of 58 Pages

                                                                      Exhibit C




                              October 24, 2000



Allstate Financial Corporation
8180 Greensboro Drive, Suite 525
McLean, VA 22102

     Re:  Affiliate Agreement

Dear Sirs:

     The undersigned has been advised that as of the date hereof the undersigned may be deemed an "affiliate" ("Affiliate") of Harbourton Financial Corporation, a Delaware corporation ("Harbourton"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

     Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated October 24, 2000 by and between Allstate Financial Corporation, a Delaware corporation ("Allstate"), and Harbourton, the undersigned will receive shares of common stock of Allstate, ("Allstate Common Stock") upon the consummation of the merger of Harbourton with and into Allstate (the "Merger"). Accordingly, the shares of Allstate Common Stock that the undersigned may acquire in the Merger may only be disposed of in conformity with the provisions hereof.

     In connection with the above transactions, the undersigned represents and warrants to Allstate and agrees that:

     A. The undersigned will not make any sale, transfer or other disposition of shares of Allstate Common Stock acquired by the undersigned in the Merger in violation of the Act or the Rules and Regulations.

     B.   The undersigned has been advised that the shares of Allstate
Common Stock to be issued to the undersigned pursuant to the Merger will not be registered with the SEC under the Act. The undersigned has also been advised that, because (i) the undersigned may be deemed to be an Affiliate of Harbourton at the time the Merger Agreement is submitted for a vote of the shareholders of Harbourton, and (ii) the distribution by the undersigned of any Allstate Common Stock acquired by the undersigned in the Merger will not be registered under the Act, such shares of Allstate Common Stock may be sold, transferred or otherwise disposed of by the undersigned only if (i) such shares of Allstate Common Stock have been registered for distribution under the Act, (ii) a sale of


                                                            Page 57 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 2

the shares of Allstate Common Stock is made in conformity with the volume and other limitations of Rules 144 and 145 or (iii) in the opinion of counsel reasonably acceptable to Allstate, another exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of such shares of Allstate Common Stock.

     C. The undersigned has carefully read this letter and the Merger Agreement and has discussed their requirements and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of shares of Allstate Common Stock, to the extent the undersigned felt necessary, with the undersigned's counsel or counsel for Harbourton.

     D. The undersigned understands that Allstate is under no obligation to register under the Act the sale, transfer or other disposition, by the undersigned or on the undersigned's behalf, of the shares of Allstate Common Stock acquired by the undersigned in the Merger or to take any other action necessary in order to make an exemption from registration available.

     E. The undersigned also understands that stop transfer instructions will be given to the registrar of the certificates for the shares of Allstate Common Stock and that there will be placed on the certificates for the shares of Allstate Common Stock acquired by the undersigned in the Merger, or any substitutions therefore, a legend stating in substance:

                    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies.
          The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold, pledged or otherwise transferred without registration under such acts or an opinion of counsel satisfactory to the Issuer that such registration is not required."

     F. The undersigned also understands that unless the transfer by the undersigned of the undersigned's shares of Allstate Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rules 144 and 145, Allstate reserves the right to put the following legend on the certificates issued to any transferee of such securities from the undersigned:

                    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities act, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares may not be sold, pledged or otherwise transferred without registration under such acts or an


                                                            Page 58 of 58 Pages

Allstate Financial Corporation
October 24, 2000
Page 3

          opinion of counsel satisfactory to the Issuer that such registration is not required."

     It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legends and/or the issuance of a letter to Allstate's transfer agent removing such stop transfer instructions if the undersigned shall have delivered to Allstate (i) a copy of a letter from the staff of the SEC, or an opinion of Allstate's securities counsel in form and substance reasonably satisfactory to Allstate, or other evidence reasonably satisfactory to Allstate, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rules 144 and 145. Allstate shall use its best efforts to cooperate with the undersigned in accordance with the foregoing, including to procure such evidence at its cost upon the undersigned's reasonable request.

     The undersigned also acknowledges that the certificates representing shares of Allstate Common Stock will include the legend required by Article 9.F of Allstate's Certificate of Incorporation.

     This Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated pursuant to the terms thereof.

     This Agreement shall be binding on the undersigned's heirs, legal representatives and successors.

                                   Very truly yours,



                                   -----------------------------
                                   Name:

Accepted as of the ___ day
of October __, 2000.


ALLSTATE FINANCIAL CORPORATION


     By:
        ---------------------------
        David W. Campbell, Chairman